Exhibit 99.1

Marine Products Corporation to Present at the 26th Annual

Burkenroad Investment Conference

Hosted by the A. B. Freeman Business School at Tulane University

ATLANTA, April 14, 2023 - Marine Products Corporation (NYSE: MPX) announced that the Company will present at the 26th Annual Burkenroad Reports Investment Conference on Friday, April 28, 2023, at the Ritz Carlton New Orleans. At the time of the conference, the presentation will be posted to our website MarineProductsCorp.com.

The annual Burkenroad conference gives institutional investors and individuals an opportunity to hear presentations from top executives at public companies headquartered across the Gulf South. The conference is rooted in the Burkenroad Reports, a student equity research course at Tulane University’s A. B. Freeman School of Business, who sponsors the conference. Throughout the year, 200 business students work in teams to prepare and publish objective investment research reports on companies from six Southern states. The conference is free and open to the public, but registration is required. Interested individuals can visit freeman.tulane.edu/Burkenroad-conference for the full agenda and to register.

Marine Products Corporation is a leading manufacturer of fiberglass boats under the brand names Chaparral and Robalo. Chaparral’s sterndrive models include SSi and SSX, and the Chaparral Surf Series. Chaparral’s outboard offerings include OSX Luxury Sportboats and SSi outboard models. Robalo builds an array of outboard sport fishing boats, which include center consoles, dual consoles and Cayman Bay Boat models. The Company continues to diversify its product lines through product innovation.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at MarineProductsCorp.com.

For information contact:

Jim Landers

Vice President Corporate Services

(404) 321-2162

jlanders@marineproductscorp.com